Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SOUTHWESTERN ELECTRIC POWER COMPANY

Southwestern Electric Power Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, as amended (this “Amendment”), to combine each 2,048 outstanding shares of the Corporation’s Common Stock, par value Eighteen Dollars ($18) per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock.

SECOND: That this Amendment was duly adopted in accordance with the terms of the applicable provisions of Section 242 of the Delaware General Corporation Law and with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended by the Board of Directors and shareholder of the Corporation.

THIRD: That, upon the effectiveness of this Amendment, the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended such that Article Fourth is amended and restated in its entirety to read as set forth below:

FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 3,680 shares of Common Stock, par value Eighteen Dollars ($18) per share (the “Common Stock”) and no shares of preferred stock. Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation, each 2,048 shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain Eighteen Dollars ($18) per share. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

FIFTH: This Amendment shall become effective at midnight on August 31, 2020.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by its Assistant Secretary this 25th day of August 2020.

SOUTHWESTERN ELECTRIC POWER COMPANY

By: /s/ Thomas G. Berkemeyer
Name: Thomas G. Berkemeyer
 Title: Assistant Secretary